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SPECIALTY LABORATORIES APPOINTS JOHN C. KANE TO BOARD OF DIRECTORS

SANTA MONICA, Calif., March 1, 2001 - Specialty Laboratories, Inc. (NYSE:
SP) (SPECIALTY), a leading research-driven clinical reference laboratory, announced today that John C. Kane, recently retired President and Chief Operating Officer of Cardinal Health, has been appointed to SPECIALTY'S Board of Directors.

With Mr. Kane's appointment, the Board of Specialty Laboratories has been expanded to eight, including outside directors Richard E. Belluzzo, President and Chief Operating Officer of Microsoft Corporation, Douglas S. Harrington, MD, Chairman and Chief Executive Officer of ChromaVision Medical Systems, Inc., William J. Nydam, Senior Vice President of Science Applications International Corporation (SAIC), Thomas R. Testman, retired Managing Partner of Ernst & Young LLP, and Deborah A. Estes, Corporate Secretary of Specialty Laboratories.

Mr. Kane's distinguished career in healthcare includes 19 years at Abbott Laboratories where he served as President of the Ross Laboratories division. He joined Cardinal Health, a publicly traded Fortune 60 company and leading provider of products and services supporting the health care industry, as President and Chief Operating Officer in 1993. During his tenure, Mr. Kane guided annual revenue growth from $2 billion to $28 billion in 2000. Mr. Kane retired from Cardinal Health in 2000. He serves as a director for Connetics Corporation, Greif Brothers Corporation, and Benchmark Medical.

"We are delighted to add the expertise of John Kane to our Board," noted James B. Peter, MD, PhD, Chairman and Chief Executive Officer of Specialty Laboratories. "John's broad experience in healthcare and operations will be a significant asset in our efforts to grow our esoteric assay portfolio, enhance our technology platforms and expand our base of strategic relationships. The entire Board of Directors and Management look forward to his contributions."

ABOUT SPECIALTY

Specialty Laboratories, founded in 1975, is a full-service, clinical reference laboratory offering more than 3,500 specialized tests. SPECIALTY serves the hospital, laboratory and physician specialist community. Unlike standard reference laboratories, SPECIALTY focuses on cutting-edge research and development of new assays as well as refinement of existing diagnostic tests to produce assays with greater sensitivity, specificity, efficiency, and clinical value for reliable and cost-effective patient assessment. SPECIALTY'S commitment to R&D and Information Technology has placed the Company in the forefront of clinical testing and has made it a leader in innovative electronic data reporting. Today, SPECIALTY is recognized as the largest single source of specialized testing in the United States. SPECIALTY'S web address is www.specialtylabs.com. (http://www.specialtylabs.com/)